EXHIBIT E

DIVIDEND REINVESTMENT
OF
GSC INVESTMENT CORPORATION

     GSC Investment Corporation, a Maryland corporation (the “Company”), hereby adopts the following plan (the “Plan”) with respect to net investment income dividends and capital gains distributions declared by its Board of Directors (the “Board of Directors”), on shares of its common stock (the “Common Stock”).

     1. Unless a stockholder specifically elects to receive cash as set forth below, all net investment income dividends and all capital gains distributions hereafter declared by the Board of Directors shall be payable in shares of the Common Stock of the Company, and no action shall be required on such stockholder’s part to receive a distribution in Common Stock.

     2. Such net investment income dividends and capital gains distributions shall be payable on such date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date(s) established by the Board of Directors for the net investment income dividend and/or capital gains distribution involved.

     3. The Company may use newly-issued shares of its Common Stock or purchase shares of its Common Stock in the open market in connection with the implementation of the Plan. The number of shares to be issued to a stockholder shall be determined as follows: (a) if the Company’s Common Stock is trading at or above net asset value at the time of valuation, the Company will issue new shares at a price equal to the greater of (i) the Company’s Common Stock’s net asset value on that date or (ii) 95% of the market price of the Company’s Common Stock on that date; (b) if the Company’s Common Stock is trading below net asset value at the time of valuation, the Plan Administrator (as defined below) will receive the dividend or distribution in cash and will purchase Common Stock in the open market, on the New York Stock Exchange or elsewhere, for the account of each Participant (as defined below), except that the Plan Administrator will endeavor to terminate purchases in the open market and cause the Company to issue the remaining shares if, following the commencement of the purchases, the market value of the shares, including brokerage commissions, exceeds the net asset value at the time of valuation. These remaining shares will be issued by the Company at a price equal to the greater of (i) the net asset value at the time of valuation or (ii) 95% of the then current market price.

     4. In a case where the Plan Administrator (as defined below) has terminated open market purchases and caused the issuance of remaining shares by the

Company, the number of shares received by the Participant (as defined below) in respect of the cash dividend or distribution will be based on the weighted average of prices paid for shares purchased in the open market, including brokerage commissions, and the price at which the Company issues remaining shares. To the extent that the Plan Administrator is unable to terminate purchases in the open market before the Plan Administrator has completed its purchases, or remaining shares cannot be issued by the Company because the Company declared a dividend or distribution payable only in cash, and the market price exceeds the net asset value of the shares, the average share purchase price paid by the Plan Administrator may exceed the net asset value of the shares, resulting in the acquisition of fewer shares than if the dividend or distribution had been paid in shares issued by the Company.

     5. A stockholder may, however, elect to receive his or its net investment income dividends and capital gains distributions in cash. To exercise this option, such stockholder shall notify [American Stock Transfer & Trust Company], the plan administrator (the “Plan Administrator”), in writing so that such notice is received by the Plan Administrator no later than the record date fixed by the Board of Directors for the dividend and/or distribution involved.

     6. The Plan Administrator will set up an account for shares acquired pursuant to the Plan for each stockholder who has not so elected to receive dividends and distributions in cash (each a “Participant”). The Plan Administrator may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee. Upon request by a Participant, received in writing [no later than three (3) days] prior to the record date, the Plan Administrator will, promptly following the distribution, instead of crediting shares to and/or carrying shares in a Participant’s account, issue, without charge to the Participant, a certificate registered in the Participant’s name for the number of whole shares payable to the Participant and a check for any fractional interest less a brokerage commission on the sale of such fractional interest.

     7. The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than [ten (10) business days] after the date thereof. Although each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock of the Company, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the market value of the Company’s shares at the time of termination.

     8. The Plan Administrator will forward to each Participant any Company-related proxy solicitation materials and each Company report or other communication to stockholders, and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Company.

     9. In the event that the Company makes available to its stockholders rights or warrants to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan will be added to any other shares held by the Participant in certificated form in calculating the number of rights or warrants to be issued to the Participant.

     10. The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Company. To the extent that the Company purchases shares of Common Stock on the open market pursuant to Section 3 hereof, each Participant will be charged their pro rata share of any brokerage commissions incurred as a result of such open market purchases.

     11. Each Participant may terminate his or its account under the Plan by so notifying the Plan Administrator via the Plan Administrator’s website at [www.amstock.com], by filling out the transaction request form located at the bottom of the Participant’s Statement and sending it to [American Stock Transfer & Trust Company, P.O. Box 922, Wall Street Station, New York, NY 10269-

0560] or by calling the Plan Administrator’s hotline at [(888) 888-0317]. Such termination will be effective immediately [if the Participant’s notice is received by the Plan Administrator at least xx days prior to any dividend or distribution record date; otherwise, such termination will be effective only with respect to any subsequent dividend or distribution.] The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Company. Upon any termination, the Plan Administrator will cause a certificate or certificates to be issued for the full shares held for the Participant under the Plan and a cash adjustment for any fractional share to be delivered to the Participant without charge to the Participant. If a Participant elects by his or its written notice to the Plan Administrator in advance of termination to have the Plan Administrator sell part or all of his or its shares and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a [$15 transaction fee] plus [$0.10 per share brokerage commission] from the proceeds. A sale request that is received before 4:00 p.m. Eastern Time, will, subject to market conditions and their factors, generally be sold the same business day.

     12. These terms and conditions may be amended or supplemented by the Company at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his or its account under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Company will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of the Company held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

     13. The Plan Administrator will at all times act in good faith and use its commercially reasonable best efforts to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.

     14. These terms and conditions shall be governed by the laws of the State of New York, including without limitation, Section 5-1401 of the New York General Obligations Law.

[•], 2007